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                                 EXHIBIT (j)(1)
                                 --------------


   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm under the caption "Financial Highlights" in the Class A and Class I Prospectuses, and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 23 to the Registration Statement (Form N-1A, No. 33-7788) of VLC Trust.



We also consent to the incorporation by reference into the Statement of Additional Information of our report dated December 10, 2004 on the financial statements and financial highlights included in the Annual Report of the Ocean State Tax-Exempt Fund (a series of VLC Trust) for the year ended October 31, 2004.




                                                 ERNST & YOUNG LLP



Boston, Massachusetts
December 27, 2004